Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS 2024 RESULTS; ANNOUNCES $36 BILLION

2025-2029 CAPITAL PLAN

DALLAS (Feb. 25, 2025) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2024 net income of $968 million compared to twelve months ended December 31, 2023 net income of $864 million. This $104 million increase was driven by overall higher revenues primarily attributable to updated interim rates to reflect increases in invested capital, increases in transmission billing units, customer growth, and the base rates that went into effect May 2023 along with the write-off of rate base disallowances recorded in the first quarter of 2023; partially offset by lower customer consumption primarily attributable to milder weather when compared to the prior period, higher interest expense and depreciation expense associated with increases in invested capital, and higher operation and maintenance expense, including increased insurance premiums.

“I want to begin by recognizing the Oncor team for their incredible resilience and dedication to our customers, our mission, and each other. Last month, Oncor received a prestigious EEI Emergency Response Award due to their hard work and around the clock storm restoration efforts. I am so proud of what they do, and their relentless focus on safety, reliability, and service to our communities,” Oncor CEO Allen Nye said. “The Oncor team is also rising to the challenge of the most significant growth period in our company’s history, working every day to meet the demand and customer growth across both the transmission and distribution sides of our business while also making a substantial investment in making our grid more resilient. With this significant projected growth, we are announcing a new five-year, $36 billion capital plan to support Texas’ continued economic expansion. Texas continues to be the nation’s economic powerhouse, and Oncor is proud to be a key player in building the grid needed to support that growth while maintaining our ongoing focus on reliability, safety and affordability.”

Oncor reported net income of $168 million in the three months ended December 31, 2024 compared to net income of $181 million in the three months ended December 31, 2023. This $13 million decrease was driven by higher interest expense and depreciation expense associated with increases in invested capital and higher operation and maintenance expense, partially offset by overall higher revenues primarily attributable to increased transmission billing units, updated interim rates to reflect increases in invested capital, higher energy efficiency program performance bonus revenues (due to timing of recognition), and customer growth. Financial and operational results are provided in Tables A, B, C, and D below.

Texas Growth

As Texas continues to experience unprecedented demand for new transmission and distribution capacity, Oncor remains focused on supporting the state’s energy needs through significant capital investments. Oncor experienced another strong year in 2024 with solid growth in premises and the construction of new transmission and distribution lines, as well as the setting of new year-end company records for new and active transmission point-of-interconnection (“POI”) requests, all while remaining focused on a high-performing culture built on safety and reliability.

Oncor increased its premise count by a near-company record 77,000 in 2024 as compared to 73,000 in 2023, reinforcing Texas’ strong population and economic expansion. Additionally, Oncor placed over $2 billion of transmission projects into service in 2024, strengthening the scale of its infrastructure development efforts to meet growing demand. The growth across Oncor’s service territory resulted in the construction or upgrading of approximately 4,300 miles of transmission and distribution lines and included more than 75 substation projects and more than 45 switching station projects, all of which were placed into service in 2024. The continued dynamic growth across Oncor’s service territory provides additional opportunities to deploy capital to grow the Oncor system.

In 2024, Oncor set company records for annual active and new transmission POI requests in queue. At December 31, 2024, Oncor had 976 active transmission POI requests in queue, representing a 28% increase as compared to December 31, 2023. Of the 519 active generation POI requests in queue at December 31, 2024, approximately 44% are solar, 44% are storage, 7% are wind and 4% are gas. Of those active POI requests in queue, 423 were new in 2024, representing a 27% increase in new requests over the year as compared to 2023.

Oncor’s large commercial and industrial (“LC&I”) load growth in particular has continued to accelerate, and its LC&I interconnection queue of customer requests, including requests without signed agreements, exceeded 137 gigawatts (“GW”) as of December 31, 2024, an approximately 250% increase over the amount of potential load in queue at the end of 2023. C&I customer requests reflect a strong and diverse pipeline of industrial and commercial expansions beyond traditional data centers, with non-data center customers representing 18 GW of that LC&I interconnection queue.

Oncor’s growth reflects rising demand in the Electric Reliability Council of Texas, Inc. (“ERCOT”) market, with ERCOT recently projecting peak demand to exceed 150 GW by 2030 as compared to the current peak of approximately 85 GW. To meet the growing energy needs across the market, ERCOT has developed various reliability plans, including a reliability plan to address the needs of oil and gas customers across the Permian Basin region (Public Utility Commission of Texas (“PUCT”) Docket No. 55718). The Permian Basin Reliability Plan identifies over $13 billion in transmission upgrades and additions through 2038 required to meet future demand needs in the area, and Oncor anticipates receiving a significant number of those projects.

Capital Plan Update

Today, Oncor is announcing a new five-year capital plan of approximately $36.1 billion for the 2025 to 2029 period which includes a projected spend of $7.1 billion for 2025.

Oncor’s 2025-2029 capital plan has increased approximately $12 billion from the 2024-2028 five-year plan arising from the following items:

•	Nearly $3 billion for Oncor’s System Resiliency Plan approved by the PUCT last year;

•	$2 billion for brownfield local common projects in the Permian Basin Reliability Plan;

•	$1 billion for transmission projects in the Delaware Basin Load Integration Plan and West Texas 345 kV Infrastructure Plan;

•	$2 billion for interconnection of generation and LC&I customers with executed agreements; and

•	$4 billion for distribution upgrades and other capital needs.

Notably, Oncor’s capital plan only includes expected spend for major transmission projects for which all regulatory approvals have been obtained. Additionally, with regard to LC&I customers seeking interconnection at the transmission level, like data centers, the capital plan only includes those projects for which customers have executed an agreement with Oncor.

As a result, Oncor has identified approximately $12 billion in potential additional incremental capital opportunities over the same 2025-2029 period. These include potential updates to the System Resiliency Plan for 2028 and 2029, additional transmission interconnection projects from LC&I customers who have submitted transmission POI requests but not yet signed agreements, additional transmission projects for the Permian Basin Reliability Plan which have yet to obtain all regulatory approvals, and potential investments identified in ERCOT’s 765-kV Strategic Transmission Expansion Plan (STEP). The growing demand for high-voltage transmission capacity, particularly to support new commercial, industrial and data center loads, presents another significant opportunity for expansion beyond the $36 billion capital plan. While these projects are subject to regulatory approval or customer commitments, they highlight opportunities for Oncor to address emerging infrastructure needs in the ERCOT market.

Operational Highlights

In January 2025, Oncor was awarded the EEI Emergency Response Award for its response to significant storm activity across its service territory in May 2024. The award recognizes member companies that put forth outstanding efforts to restore service promptly to the public following a storm or natural disaster, underscoring the company’s ongoing commitment to grid resiliency.

Oncor’s key safety metrics improved in 2024, including its Days Away, Restricted or Transferred rate and Lost Time Injury rate, which improved by 26% and 27%, respectively year over year. Oncor also completed the second half of the year with more than 5 million consecutive work hours without a lost time injury.

Regulatory Update

Oncor is contemplating filing a comprehensive base rate review later this year. To date in 2025, Oncor has already filed requests for an interim transmission cost of service rate adjustment and an interim distribution cost recovery factor rate adjustment. Oncor also expects to file an average of two Certificates of Convenience and Necessity per month in 2025, primarily attributable to Oncor’s projects identified in the Permian Basin Reliability Plan. This pace not only reflects the urgency of Texas’ infrastructure expansion needs, but the volume of transmission work in Oncor’s queue.

Additionally, in November 2024, the PUCT approved Oncor’s System Resiliency Plan, which provides for approximately $2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of its transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats, and cybersecurity threats. The System Resiliency Plan provides for the majority of the spend to occur between the years 2025 through 2027, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into 2028 and either (i) automatically authorized if Oncor does not file an updated system resiliency plan covering that year or (ii) included in any updated system resiliency plan filed by Oncor as part of that plan’s first year of spend.

Liquidity

As of February 24, 2025, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its existing credit facilities, commercial paper program and accounts receivable facility (“AR Facility”), totaled approximately $3.1 billion. Oncor expects cash flows from operations combined with long-term debt issuances and credit agreements as well as availability under its existing credit facilities, commercial paper program and AR Facility to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next twelve months. Oncor currently expects to issue approximately $4.0 billion to $5.0 billion of long-term senior secured notes in each of 2025 and 2026, Oncor also recently refinanced its five-year, $2 billion credit facility and entered into a new three-year, $1 billion credit facility to further support Oncor’s liquidity needs.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of 2024 results and other information relating to Oncor. Oncor Chief

Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Annual Report on Form 10-K

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2024 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra) for the year ended December 31, 2024 will be included as an exhibit to Sempra’s Annual Report on Form 10-K for the year ended December 31, 2024.

Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Income

Three and Twelve Months Ended December 31, 2024 and 2023; $ millions

	Q4 ‘24	Q4 ‘23	TME ‘24	TME ‘23
Operating revenues	$1,472	$1,359	$6,082	$5,586

Operating expenses:
Wholesale transmission service	341	326	1,394	1,291
Operation and maintenance	361	320	1,293	1,150
Depreciation and amortization	273	249	1,060	978
Provision in lieu of income taxes	36	39	208	185
Taxes other than amounts related to income taxes	140	124	571	552
Write-off of rate base disallowances	—	—	—	55

Total operating expenses	1,151	1,058	4,526	4,211

Operating income	321	301	1,556	1,375
Other (income) and deductions – net	(18)	(21)	(63)	(31)
Non-operating provision (benefit) in lieu of income taxes	(1)	1	(2)	(8)
Interest expense and related charges	172	140	653	536
Write-off of non-operating rate base disallowances	—	—	—	14

Net income	$168	$181	$968	$864

Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2024 and 2023; $ millions

	TME ‘24	TME ‘23
Cash flows – operating activities:
Net income	$968	$864
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,233	1,117
Write-off of rate base disallowances	—	69
Provision in lieu of deferred income taxes – net	155	61
Other – net	1	(10)
Changes in operating assets and liabilities:
Accounts receivable	(29)	(43)
Inventories	(121)	(137)
Accounts payable – trade	78	42
Regulatory assets – deferred revenues	15	1
Regulatory assets – self-insurance reserve	(327)	(232)
Customer deposits	86	42
Other – assets	(177)	(22)
Other – liabilities	105	48

Cash provided by operating activities	1,987	1,800

Cash flows – financing activities:
Issuances of senior secured notes	1,992	2,200
Repayments of senior secured notes	(500)	—
Borrowings under term loans	—	775
Repayments under term loans	—	(875)
Borrowings under AR Facility	900	600
Repayments under AR Facility	(900)	(600)
Borrowings under $500M Credit Facility	500	—
Repayments under $500M Credit Facility	(20)	—
Net change in short-term borrowings	312	84
Capital contributions from members	1,211	452
Distributions to members	(753)	(552)
Debt discount, financing and reacquisition costs – net	(24)	(46)

Cash provided by financing activities	2,718	2,038

Cash flows – investing activities:
Capital expenditures	(4,683)	(3,824)
Sales tax audit settlement refund	56	—
Reimbursement from third party in joint project	—	1
Proceeds from sales of non-utility properties	2	9
Other – net	31	29

Cash used in investing activities	(4,594)	(3,785)

Net change in cash, cash equivalents and restricted cash	111	53
Cash, cash equivalents and restricted cash – beginning balance	151	98

Cash, cash equivalents and restricted cash – ending balance	$262	$151

Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At December 31, 2024 and 2023; $ millions

	At 12/31/24	At 12/31/23
ASSETS
Current assets:
Cash and cash equivalents	$36	$19
Restricted cash, current	20	24
Accounts receivable – net	970	944
Amounts receivable from members related to income taxes	30	4
Materials and supplies inventories – at average cost	462	341
Prepayments and other current assets	124	101

Total current assets	1,642	1,433
Restricted cash, noncurrent	206	108
Investments and other property	183	158
Property, plant and equipment – net	31,769	28,057
Goodwill	4,740	4,740
Regulatory assets	1,671	1,556
Right-of-use operating lease and other assets	240	142

Total assets	$40,451	$36,194

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$594	$282
Accounts payable – trade	770	600
Amounts payable to members related to income taxes	29	27
Accrued taxes other than amounts related to income	274	261
Accrued interest	149	117
Operating lease and other current liabilities	367	338

Total current liabilities	2,183	1,625
Long-term debt, noncurrent	15,234	13,294
Liability in lieu of deferred income taxes	2,552	2,320
Regulatory liabilities	2,973	3,000
Employee benefit plan obligations	1,384	1,442
Operating lease and other obligations	495	305

Total liabilities	24,821	21,986

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2024 and 2023 – 635,000,000	15,814	14,388
Accumulated other comprehensive loss	(184)	(180)

Total membership interests	15,630	14,208

Total liabilities and membership interests	$40,451	$36,194

Oncor Electric Delivery Company LLC

Table D – Operating Data and Operating Revenues

Three and Twelve Months Ended December 31, 2024 and 2023; mixed measures

	Q4 ‘24	Q4 ‘23	TME ‘24	TME ‘23
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,331	9,146	46,444	47,112
Commercial, industrial, small business and other	29,496	26,760	116,247	109,365

Total electric energy volumes	38,827	35,906	162,691	156,477

Residential system weighted weather data (a):
Cooling degree days	187	112	2,071	2,268
Heating degree days	150	222	610	608

Reliability statistics (b):
System Average Interruption Duration Index (SAIDI) (non-storm)			74.7	70.0
System Average Interruption Frequency Index (SAIFI) (non-storm)			1.1	1.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)			69.8	70.7
Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)			4,046	3,969

Operating revenues ($ millions):
Revenues contributing to earnings:
Distribution base revenues
Residential (c)	$311	$290	$1,477	$1,334
LC&I (d)	323	302	1,283	1,162
Other (e)	33	30	126	132

Total Distribution base revenues (f)	667	622	2,886	2,628

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	263	238	1,050	959
Billed to REPs serving Oncor distribution customers, through TCRF	143	134	574	539

Total TCOS revenues	406	372	1,624	1,498

Other miscellaneous revenues	39	26	112	109

Total revenues contributing to earnings	1,112	1,020	4,622	4,235

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	341	326	1,394	1,291
EECRF and other revenues	19	13	66	60

Total revenues collected for pass-through expenses	360	339	1,460	1,351

Total operating revenues	$1,472	$1,359	$6,082	$5,586

(a)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(b)

SAIDI is the average number of minutes electric service is interrupted per consumer in a 12-month period. SAIFI is the average number of electric service interruptions per consumer in a 12-month period. CAIDI is the average duration in minutes per electric service interruption in a 12-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(c)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 7.5% in the three months ended December 31, 2024 as compared to the three months ended December 31, 2023 and increased 14.9% in the twelve months ended December 31, 2024 as compared to the twelve months ended December 31, 2023.

(d)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(e)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(f)

The 7.2% increase in distribution base revenues in the three months ended December 31, 2024 as compared to the three months ended December 31, 2023 (7.4% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates and customer growth, partially offset by lower customer consumption primarily attributable to milder weather when compared to the prior period. The 9.8% increase in distribution base revenues in the twelve months ended December 31, 2024 as compared to the twelve months ended December 31, 2023 (11.9% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates, base rates that went into effect May 2023 and customer growth, partially offset by lower customer consumption primarily attributable to milder weather when compared to the prior period.

About Oncor

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4 million homes and businesses and operating more than 144,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change and damage to Oncor’s system caused by severe weather events, natural disasters or wildfires;

cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events and the possibility that Oncor may not have adequate insurance to cover losses or third-party liabilities related to any such event; actions by credit rating agencies to downgrade Oncor’s credit ratings or place those ratings on negative outlook; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, foreign policy, global trade restrictions, tariffs, competition for goods and services, service provider availability, and labor availability and cost; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and retiree benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; adoption and deployment of AI; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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